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                                                                  EXHIBIT 4.11.2

                                                                  EXECUTION COPY

                          FIRST SUPPLEMENTAL INDENTURE

                  THIS FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") dated as of June 15, 2000 among Concentric Network Corporation, a Delaware corporation ("the Company"), and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "Trustee").

                              W I T N E S S E T H:

                  WHEREAS, there has previously been executed and delivered to the Trustee an Indenture (the "Indenture") dated as of December 18, 1997 between the Company and the Trustee, providing for the issuance of $150,000,000 in principal amount of the Company's 12 3/4% Senior Notes due 2007 (the "Securities");


                  WHEREAS, the Company has entered into an Amended and Restated Agreement and Plan of Merger and Share Exchange Agreement, dated as of May 10, 2000, with NEXTLINK Communications, Inc., a Delaware corporation ("NEXTLINK"), Eagle River Investments, L.L.C., a Washington limited liability company, Craig
O. McCaw and NM Acquisition Corp., a Delaware corporation, pursuant to which the Company and NEXTLINK will each merge with and into NM Acquisition Corp. and NM Acquisition Corp. will be renamed "NEXTLINK Communications, Inc." (the "Merger");

                  WHEREAS, in order to effect the Merger, the Company and NEXTLINK have completed a solicitation of consents from the registered holders (the "Holders") of the Securities to certain amendments to the Indenture, the particulars of which are more fully set forth herein (the "Amendments"), and the Holders of a majority in aggregate principal amount of the outstanding Securities have consented to the Amendments in accordance with the provisions of
Section 902 of the Indenture;

                  WHEREAS, NM Acquisition Corp., as the surviving corporation in the Merger will, upon effectiveness of the Merger, become the issuer of the Securities and the "Company" for all purposes under the Indenture; and

                  WHEREAS, this Supplemental Indenture will become effective at the effective time of the Merger, and will not become effective if the Merger is not consummated.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

                                   ARTICLE ONE

                           AMENDMENT OF THE INDENTURE

         SECTION 1.1 Amendment of Section 101.

         (a)      Section 101 of the Indenture is hereby amended by:

                  (i) deleting the definition of "Acquired Indebtedness" and inserting the following in lieu thereof:


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                           ""Acquired Debt" means, with respect to any specified
         Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition."

                  (ii) deleting the definition of "Affiliate" and inserting the following in lieu thereof:

                           ""Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing."

                  (iii) deleting the definition of "Board of Directors" and inserting the following in lieu thereof:

                           ""Board of Directors" means either the board of directors of the Company or a Relevant Entity any duly authorized committee of that Board."

                  (iv) deleting the definition of "Board Resolution" and inserting the following in lieu thereof:

                           ""Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or a Relevant Entity to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee."

                  (v) deleting the definition of "Capital Lease Obligation" and inserting the following in lieu thereof:

                           ""Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles."

                  (vi) deleting the definition of "Common Stock" and inserting the following in lieu thereof:

                           ""Common Stock" means the Class A Common Stock, par value $0.02 per share, of NM Acquisition Corp., into which the common stock, par value $0.001 per share, of the Company will be converted pursuant to the Merger."

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                  (vii)    deleting the definition of "Company" and inserting
         the following in lieu thereof:

                           ""Company" means NM Acquisition Corp., as successor by merger to Concentric and NEXTLINK until a successor Person shall have become such pursuant to the applicable provisions of this Indenture and thereafter "Company" shall mean such successor Person"

                  (viii) deleting the definition of "Consolidated Income Tax Expense" and inserting the following in lieu thereof:

                           ""Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Relevant Entity and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles."

                  (ix) deleting the definition of "Consolidated Interest Expense" and inserting the following in lieu thereof:

                           ""Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (excluding interest income) of the Relevant Entity and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Dividends of the Company and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of the Company and its Restricted Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Relevant Entity and its Restricted Subsidiaries; and (vii) the portion of any Capital Lease Obligation paid or accrued during such period that is allocable to interest expense."

                  (x) deleting the definition of "Consolidated Net Income" and inserting the following in lieu thereof:

                           ""Consolidated Net Income" for any period means the consolidated net income (or loss) of the Relevant Entity and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Relevant Entity or a Restricted Subsidiary of the Relevant Entity in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Relevant Entity except to the extent of the amount of dividends or other distributions actually paid to the Relevant Entity or a Restricted Subsidiary of the Relevant Entity by such Person during such period, (c) gains or losses on Asset Dispositions by the Relevant Entity or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates, (g) any non-cash gain or loss realized on the termination of any employee pension benefit plan and
         (h) the tax effect of any of the items described in clauses (a) through
         (g) above; PROVIDED, FURTHER, that for purposes of any determination pursuant to the provisions of Section 1009 there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of the Relevant Entity that is subject to a restriction which prevents the payment of dividends or the making of

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         distributions to the Relevant Entity or another Restricted Subsidiary of the Relevant Entity to the extent of such restriction."

                  (xi) deleting the definition of "Consolidated Operating Cash Flow" and inserting the following in lieu thereof in appropriate alphabetical order:

                           ""Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Relevant Entity and its Restricted Subsidiaries for such period increased by the sum of
         (i) Consolidated Interest Expense of the Relevant Entity and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Relevant Entity and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Relevant Entity and its Restricted Subsidiaries for such period, plus (iv) any noncash expense for such period (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements in any future period), plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; PROVIDED, HOWEVER, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Relevant Entity (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Relevant Entity) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Relevant Entity or another Restricted Subsidiary of the Company to the extent of such restriction."

                  (xii) deleting the definition of "Disqualified Stock" and inserting the following in lieu thereof:

                           ""Disqualified Stock" of any Person means any Capital Stock of such Person (other than Capital Stock outstanding on the Merger Effective Date) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Maturity of the Securities (or, if earlier, the date as of which the Securities have been paid in full); PROVIDED, HOWEVER, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of an asset sale or a change of control occurring prior to the final Maturity of the Securities shall not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Securities contained in Section 1012 or Section 1014 and such Preferred Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Securities as are required to be repurchased pursuant to Section 1012 or Section 1014."

                  (xiii) adding the phrase ", and the rules and regulations thereunder" after the word "Statute" in the definition of "Exchange Act."

                  (xiv) deleting the definition of "Guarantee" and inserting the following in lieu thereof:

                           ""Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including,


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         without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and PROVIDED, FURTHER, that the incurrence by a Restricted Subsidiary of the Company of a lien permitted under clause (iv) of the second paragraph of Section 1011 shall not be deemed to constitute a Guarantee by such Restricted Subsidiary of any Purchase Money Debt of the Company secured thereby."

                  (xv) deleting the definition of "Incur" and inserting the following in lieu thereof:

                           ""Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; PROVIDED, FURTHER, HOWEVER, that the Company may elect to treat all or any portion of revolving credit debt of the Company or a Subsidiary as being incurred from and after any date beginning the date the revolving credit commitment is extended to the Company or a Subsidiary, by furnishing notice thereof to the Trustee, and any borrowings or reborrowings by the Company or a Subsidiary under such commitment up to the amount of such commitment designated by the Company as Incurred shall not be deemed to be new Incurrences of Debt by the Company or such Subsidiary."

                  (xvi) deleting the definition of "Interest Rate Agreements" and inserting the following in lieu thereof:

                           ""Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices."

                  (xvii) deleting the definition of "Investment" and inserting the following in lieu thereof:

                           ""Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of the Company or any of its Restricted Subsidiaries in the ordinary course of business, accounts receivable and other commercially reasonable extensions of trade credit."

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                  (xviii)  deleting the definition of "Lien" and inserting the following in lieu thereof:

                           ""Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing)."

                  (xix) deleting the definition of "Permitted Investment" and inserting the following in lieu thereof:

                           ""Permitted Investment" means (i) any Investment in a Joint Venture (including the purchase or acquisition of any Capital Stock of a Joint Venture), provided the aggregate amount of all outstanding Investments pursuant to this clause (i) in Joint Ventures in which the Company owns, directly or indirectly, a less than 50% interest shall not exceed $25 million, (ii) any Investment in any Person as a result of which such Person becomes a Restricted Subsidiary, or, subject to the proviso to clause (i) of this definition, becomes a Joint Venture of the Company, (iii) any Investment in Marketable Securities, (iv) Investments in Permitted Interest Rate or Currency Protection Agreements, (v) Investments made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 1012 of this Indenture and (vi) other Investments in an aggregate amount not to exceed the aggregate net proceeds received by the Company or any Restricted Subsidiary after the Merger Effective Date from the sale or liquidation of any Unrestricted Subsidiary or any interest therein (except to the extent that any such amount is included in the calculation of Consolidated Net Income)."

                  (xx) deleting the definition of "Permitted Lien" and inserting the following in lieu thereof:

                           ""Permitted Liens" means (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens incidental to the conduct of the Company's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Company's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business; (c) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company to secure Debt owing to the Company; (d) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations (including to secure government contracts); (e) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries;
         (g) Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or

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         proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; (h) any interest or title of a lessor in the property subject to any lease other than a Capital Lease; and (i) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by generally accepted accounting principles)."

                  (xxi) inserting the words "or any other entity" after the word "thereby" in the definition of "Person".

                  (xxii) deleting the definition of "Preferred Stock" and inserting the following in lieu thereof:

                           ""Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person."

                  (xxiii) deleting the definition of "Purchase Money Obligation" and inserting the following in lieu thereof:

                           ""Purchase Money Debt" means (i) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and (ii) Debt of the Relevant Entity or of any Restricted Subsidiary of the Relevant Entity (including, without limitation, Debt represented by Bank Credit Agreements, Capital Lease Obligations, Vendor Financing Facilities, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Relevant Entity or any Restricted Subsidiary of the Relevant Entity or any Joint Venture of any Telecommunications Assets of the Relevant Entity, any Restricted Subsidiary of the Relevant Entity or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time."

                  (xxiv) deleting the definition of "Sale and Leaseback Transaction" and inserting the following in lieu thereof:

                           ""Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty."

                  (xxv) deleting the definition of "Subordinated Indebtedness" and inserting the following in lieu thereof:

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

                           ""Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Securities to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Securities exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Securities, upon notice by the Holders of 25% or more in principal amount of the Securities to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice or for the period until such default has been cured or waived or ceased to exist and any acceleration of the Securities has been rescinded or annulled, whichever period is shorter (which Debt may provide that (A) no new period of payment blockage may be commenced by a payment blockage notice unless and until 360 days have elapsed since the effectiveness of the immediately prior notice, (B) no nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to such holders (or such agents or trustees) shall be, or be made, the basis for a subsequent payment blockage notice and (C) failure of the Company to make payment on such Debt when due or within any applicable grace period, whether or not on account of such payment blockage provisions, shall constitute an event of default thereunder); and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Maturity of the Securities or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Maturity of the Securities, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those of Section 1014 (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Securities required to be repurchased by the Company pursuant to the provisions of Section 1014)."

                  (xxvi) deleting the definition of "Unrestricted Subsidiary" and inserting the following in lieu thereof:

                           ""Unrestricted Subsidiary" means (1) any subsidiary of the Company designated as such by the Board of Directors as set forth below where (a) neither the Company nor any of its other subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such subsidiary or any subsidiary of such subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such subsidiary or any subsidiary of such subsidiary, and (b) no default with respect to any Debt of such subsidiary or any subsidiary of such subsidiary (including any right which the holders thereof may have to take enforcement action against such subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any subsidiary to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any

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

         Lien on any property of, any other subsidiary of the Company which is not a subsidiary of the subsidiary to be so designated or otherwise an Unrestricted Subsidiary, PROVIDED that either (x) the subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the first paragraph of
         Section 1008 and PROVIDED, FURTHER, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such subsidiary pursuant to Section 1009 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, PROVIDED that if such Unrestricted Subsidiary has Debt outstanding at such time, either
         (a) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the first paragraph of Section 1008 or (b) the Company or such Restricted Subsidiary could Incur such Debt hereunder (other than as Acquired
         Debt)."

                  (xxvii) adding the following definitions in appropriate alphabetical order:

                           ""Asset Disposition" by the Company or any Restricted Subsidiary means any transfer, conveyance, sale, lease or other disposition (other than a creation of a Lien) by such Person (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the Company, but excluding a disposition by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company or by the Company to a Restricted Subsidiary of the Company) of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary of the Company (including the issuance of Capital Stock by a Restricted Subsidiary), other than as permitted by the provisions of Section 1018 or pursuant to a transaction in compliance with Section 801, (ii) substantially all of the assets of the Company or any of its Restricted Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or (iii) other assets or rights of the Company or any of its Restricted Subsidiaries other than (A) in the ordinary course of business or (B) that constitutes a Restricted Payment which is permitted by the provisions of Section 1009; PROVIDED that a transaction described in clauses (i), (ii) and (iii) shall constitute an Asset Disposition only if the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12-month period."

                           ""Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated."

                           ""Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credits) between the Company or any Restricted Subsidiary of the Company and one or more banks or other financial institutions providing financing for the business of the Company and its Restricted Subsidiaries."

                           ""Common Equity" of any Person means Capital Stock of such Person that is not Disqualified Stock, and a "sale of Common Equity" includes any sale of Common Equity effected by private sale or public offering."

                           ""Consolidated Capital Ratio" of any Person as of any date means the ratio of (i) the aggregate consolidated principal amount of Debt (or in the case of Debt issued at a discount the accreted amount thereof) of such Person then outstanding (which amount of Debt shall be reduced by any amount of cash or cash equivalent collateral securing on a perfected basis and dedicated for disbursement exclusively to the payment of principal of and interest on such Debt) to (ii) the aggregate consolidated Capital Stock (other than Disqualified Stock) and paid in capital (other than in respect of Disqualified Stock) of such Person as of such date."

                           ""Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; PROVIDED that, with respect to the Company, adjustments following the date of this Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to."

                           ""Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Restricted Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet; PROVIDED that, with respect to the Company, adjustments following the date of this Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to."

                           ""corporation" means a corporation, association, company, limited liability company, joint-stock company or business trust."

                           ""Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified

         Stock issued by such Person, (viii) every obligation under Interest Rate or Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment, (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof, or (e) any Permitted Interest Rate or Currency Protection Agreement, shall be zero. In no event shall Debt include any liability for taxes."

                           "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher, "A" or higher or "A" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

                           ""Eligible Receivables" means, at any time, Receivables of the Relevant Entity and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of the Company as at a date at least 45 days prior to such time arising in the ordinary course of business of the Company or any Restricted Subsidiary of the Company."

                           ""Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than 18 months from the date of Investment therein."

                           ""Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses (which shall include for purposes of this definition of "Joint Venture" all businesses in which the Relevant Entity or any of its subsidiaries was engaged on the Merger Effective Date; provided that, as used in this definition of "Joint Venture," the determination of what constitutes a "Telecommunications Business" shall be made in good faith by the Board of directors, which determination shall be conclusive) as to which the Company (directly or through one or more Restricted Subsidiaries) exercises managerial control and in which the Company owns (i) a 50% or greater interest, or (ii) a 30% or greater interest, together with options or other contractual rights, exercisable not more than seven years after the Company's initial Investment in such Joint Venture, to increase its interest to not less than 50%."

                           ""Marketable Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;
         (iii) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating

         Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution;
         (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; (vi) auction-rate preferred stocks of any corporation maturing within 90 days after the date of acquisition by the Company thereof, having a rating of at least AA by Standard & Poor's; and (vii) any fund investing exclusively in investments of the types described in clauses
         (i) through (vi) above."

                           ""Merger" means the merger of Concentric Network Corporation with and into NM Acquisition Corp. and NEXTLINK pursuant to the Agreement and Plan of Merger, dated as of January 9, 2000, by and among the Concentric Network Corporation, NEXTLINK, Eagle River Investments, L.L.C. and NM Acquisition Corp."

                           ""Merger Effective Date" means the date on which the Merger becomes effective."

                           ""NEXTLINK" means NEXTLINK Communications, Inc. a Delaware corporation, prior to the Merger.

                           ""Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation."

                           ""Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to the Company (expressed as a decimal)."

                           ""Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services."

                           ""Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement."

                           ""Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the issued and outstanding Common Equity of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (b) 10% or more of the combined voting power of the Voting Stock of such Person."

                           "Relevant Entity" means NEXTLINK for periods prior to the consummation of the Merger and the Company for periods from and after the consummation of the Merger.

                           ""Restricted Subsidiary" of the Company or the Relevant Entity, as applicable means any subsidiary, whether existing on or after the Merger Effective Date with respect to the Company, or prior to the Merger Effective Date with respect to the Relevant Entity, unless such subsidiary is an Unrestricted Subsidiary.

                           "Significant Subsidiary" means a Restricted
         Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act."

                           ""Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business (which shall include for purposes of this definition of "Telecommunications Assets" all businesses in which the Relevant Entity or any of its subsidiaries was engaged on the Merger Effective Date; provided that, as used in this definition of "Telecommunications Assets," the determination of what constitutes a "Telecommunications Business" shall be made in good faith by the Board of Directors, which determination shall be conclusive)."

                           ""Vendor Financing Facility" means any agreements between the Company or a Restricted Subsidiary of the Company and one or more vendors or lessors of equipment or other capital assets to the Company or any of its Restricted Subsidiaries (or any affiliate of any such vendor or lessor) providing financing for the acquisition by the Company or any such Restricted Subsidiary of equipment or other capital assets from any such vendor or lessor."

                           ""Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person."

                  (xxx) deleting the following terms and their respective definitions:

                           "Acquired Person," "Acquisition," "Average Life to Stated Maturity," "Cumulative Operating Cash Flow," "Debt to Annualized Operating Cash Flow," "Disinterested Director," "Guaranteed Debt," "Guarantor," "Qualified Capital Stock," "Redeemable Capital Stock," "Total Consolidated Indebtedness," "Unrestricted Subsidiary Indebtedness" and "Wholly Owned Subsidiary."

         SECTION 1.2 Amendment of Section 102.

                  Section 102 of the Indenture is hereby amended by (a) deleting the definitions of "Basket," "Permitted Indebtedness, "Permitted Payment," "Refinancing, "Restricted Payments" and "Security Amount" and (b) deleting the cross-references to Section "1015" in the definitions of "Change of Control Offer," "Change of Control Purchase Date," "Change of Control Purchase Notice" and "Change of Control Purchase Price" and replacing such cross-references with cross-references to Section "1014".

         SECTION 1.3 Amendment of Section 501.

                  Section 501 of the Indenture is hereby amended by:

                  (a) (i) deleting the number "30" in clause (i) in paragraph (c) of such Section and inserting the number "60" in lieu thereof and (ii) deleting the words "Article Eight" in clause (ii) of such Section and inserting the words "Section 801" in lieu thereof;

                  (b) deleting paragraph (d) of such Section and inserting the following in lieu thereof:

                           "(d) a default or defaults under any bond(s), debenture(s), note(s) or other evidence(s) of Debt by the Company or any Significant Subsidiary of the Company or under any mortgage(s), indenture(s) or instrument(s) under which there may be issued or by which there may be secured or evidenced any Debt of such type by the Company or any such Significant Subsidiary with a principal amount then outstanding, individually or in the aggregate, in excess of $10 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall constitute a failure to pay such Debt when due at the final maturity thereof, or shall have resulted in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;";

                  (c)      deleting paragraph (e) of such Section;

                  (d) deleting paragraph (f) of such Section and inserting the following in lieu thereof:

                           "(e) a final judgment or final judgments (not subject to appeal) for the payment of money are entered against the Company or any Significant Subsidiary in an aggregate amount in excess of $10 million by a court or courts of competent jurisdiction, which judgments remain undischarged or unstayed for a period (during which execution shall not be effectively stayed) of 45 days after the right to appeal all such judgments has expired;";

                  (e)      deleting paragraph (g) of such Section;

                  (f) deleting paragraph (h) of such Section and inserting the following in lieu thereof:

                           "(f) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;";

                  (h) deleting paragraph (i) of such Section and inserting the following in lieu thereof:

                           "(g) the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or"; and

                  (i) by redesignating paragraph "(j)" of such Section as paragraph "(h)".

         SECTION 1.4 Amendment of Section 801.

                  Section 801 of the Indenture is hereby amended by deleting such section and inserting the following in lieu thereof:

                  "Section 801. Mergers, Consolidations And Certain Sales Of
                                   Assets.

                           (a) The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company (other than a consolidation or merger of a Wholly-Owned Restricted Subsidiary organized under the laws of a State of the United States into the Company), or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole and provided that the creation of a Lien on or in any of its assets shall not in and of itself constitute the transfer, sale, lease or disposition of the assets subject to the Lien), unless: (1) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity to the Company shall be a corporation organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under this Indenture; (2) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the last full fiscal quarter immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction; (4) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the provisions of Section 1011, the Company or the successor entity to the Company shall have secured the Securities as required by Section 1011;
         (5) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each in form and substance satisfactory to the Trustee stating that such consolidation, merger, conveyance, transfer, lease or acquisition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Article and that all conditions precedent herein provided for relating to transaction have been complied with, and, with respect to such Officer's Certificate, setting forth the manner of determination of the Consolidated Net Worth in accordance with Clause (3) of Section 801, of the Company or, if applicable, of the Successor Company as required pursuant to the foregoing.

                           (b) In the event of any transaction (other than a lease) described in and complying with the immediately preceding paragraph in which the Company is not the surviving Person and the surviving Person assumes all the obligations of the Company under the Securities and this Indenture pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company will be discharged from its obligations under this Indenture and the Securities; PROVIDED that solely for the purpose of calculating amounts under Section 1009(iv)(3), any such surviving Person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction, and the Company (before giving effect to such transaction) shall be deemed to be the "Company" for such purposes for all prior periods."

         SECTION 1.5  Amendment of Section 901

         Section 901 of the Indenture is hereby amended by adding the following phrase immediately after the phrase "which may be defective or inconsistent with any other provision herein" in paragraph (c) of such Section:

         "or therein or with the intent of the First Supplemental Indenture hereto, dated June 15, 2000,"

         SECTION 1.6 Amendment of Section 1008.

         Section 1008 of the Indenture is hereby amended by deleting such section and inserting the following in lieu thereof:

                  "Section 1008.  Limitation On Consolidated Debt.

                  The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur any Debt unless either (a) the ratio of: (i) the aggregate consolidated principal amount of Debt of the Relevant Entity outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to
         (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if (x) any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters; (y) the net income (or loss) for such period of any Person or related to any assets disposed of by the Relevant Entity or a Restricted Subsidiary of the Relevant Entity prior to the end of such period had been excluded from Consolidated Net Income; and (z) the net income (or loss) for such period of any Person or related to any assets acquired by the Relevant Entity or any Restricted Subsidiary prior to the end of such period had been included in Consolidated Net Income, would be less than 5.5 to 1 for such four-quarter periods ending on or prior to December 31, 1999 and 5.0 to 1 for such periods ending thereafter; or (b) the Relevant Entity's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt, any issuance of Capital Stock (other than Disqualified Stock) since such balance sheet date, any increase in paid in-capital (other than in respect of Disqualified Stock) since such balance sheet date and the Incurrence of any other Debt since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.

                  Notwithstanding the foregoing limitation, the Company and any Restricted Subsidiary may Incur the following:

                  (i) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities in an aggregate principal amount at any one time not to exceed the greater of:

                  (x)      $250 million and

                  (y) 85% of the Eligible Receivables, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any Bank Credit Agreement so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding;

                  (ii) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, PROVIDED that the net proceeds of such Purchase Money Debt do not exceed 100% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets;

                  (iii) Debt owed by the Company to any Restricted Subsidiary of the Company or Debt owed by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Restricted Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary as a result of which the obligor of such Debt ceases to be a Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

                  (iv) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt of the Relevant Entity and any of its Restricted Subsidiaries outstanding at the Merger Effective Date (after giving effect to the Merger) or Incurred by the Relevant Entity pursuant to the preceding paragraph or clause (ii) of this paragraph or the Securities in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company incurred in connection with such refinancing; PROVIDED, HOWEVER, that Debt the proceeds of which are used to refinance the Securities or Debt which is PARI PASSU to the Securities or debt which is subordinate in right of payment to the Securities shall only be permitted if:

                  (A) in the case of any refinancing of the Securities or Debt which is PARI PASSU to the Securities, the refinancing Debt is made PARI PASSU to the Securities or subordinated to the Securities, and, in the case of any refinancing of Debt which is subordinated to the Securities, the refinancing Debt constitutes Subordinated Debt and

                  (B) in either case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change substantially similar to the provisions of
         Section 1014 or which is pursuant to provisions substantially similar to the provisions of Section 1012;

                  (v) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

                  (vi)     Debt outstanding under the Securities;

                  (vii) Subordinated Debt invested by: (a) a group of employees of the Relevant Entity, which includes the Chief Executive Officer of the Relevant Entity, who own, directly or indirectly, through an employee stock ownership plan or arrangement, shares of the Relevant Entity's Capital Stock or (b) any other Person that controls the Relevant Entity (i) on the Merger Effective Date or (ii) after a Change of Control, PROVIDED that the Company is not in default with respect to its obligations under Section 1016;

                  (viii) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

                  (ix) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (ix), has an aggregate principal amount (or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence) not in excess of $10 million at any time outstanding.

                  For purposes of determining compliance with this Section 1008, in the event that an item of Debt meets the criteria of more than one of the types of Debt the Company is permitted to incur pursuant to the foregoing clauses (i) through (ix) or the first paragraph of this
         Section 1008, the Company shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause or paragraph permitting the Debt as so classified. The determination of any particular amount of Debt under such covenant shall be made without duplication for Guarantees or Liens supporting Debt otherwise included in the determination of a particular amount."

         SECTION 1.7 Amendment of Section 1009.

         Section 1009 of the Indenture is hereby amended by deleting such section and inserting the following in lieu thereof:

                  "Section 1009.  Limitation On Restricted Payments.

                  The Company:

                  (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock);

                  (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value:

                  (a) any Capital Stock of the Company or any Related Person of the Company; or

                  (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company;

                  (iii) may not make, or permit any Restricted Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Person, other than the Company or a Restricted Subsidiary of the Company, except for Permitted Investments; and

                  (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to the Securities (each of clauses (i) through (iv) being a "Restricted Payment") if:

                  (1) a Default or an Event of Default shall have occurred and is continuing; or

                  (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the provisions of the first paragraph of Section 1008; or

                  (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made by the Relevant Entity from April 25, 1996 exceeds the sum of: (a) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) since the end of the last full fiscal quarter prior to April 25, 1996 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus (b) $5 million; plus (c) 100% of the net reduction in Investments of the Relevant Entity in any Unrestricted Subsidiary since the end of the last full fiscal quarter prior to April 25, 1996 resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Relevant Entity or any Restricted Subsidiary of the Relevant Entity from such Unrestricted Subsidiary (except to the extent that any such payment is included in the calculation of Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries; PROVIDED that the amount included in this clause (c) shall not exceed the amount of Investments previously made by the Relevant Entity and its Restricted Subsidiaries in such Unrestricted Subsidiary; PROVIDED, FURTHER, that the Company or a Restricted Subsidiary of the Company may make any Restricted Payment with the aggregate net proceeds received by the Relevant Entity after April 25, 1996, including the fair value of property other than cash (determined in good faith by the Board of Directors, as conclusively evidenced by a Board Resolution (which, with respect to such Board Resolutions after the Merger Effective Date, shall be filed with the Trustee)), as capital contributions to the Relevant Entity or from the issuance by the Relevant Entity (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Relevant Entity and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Relevant Entity and the principal amount of Debt of the Relevant Entity that has been converted into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of the Relevant Entity after April 25, 1996.

                  Notwithstanding the foregoing, (i) the Company may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions; (ii) the Company may repurchase any shares of its Common Equity or options to acquire its Common Equity from Persons who were formerly officers or employees of the Relevant Entity, PROVIDED that the aggregate amount of all such repurchases made pursuant to this clause (ii) shall not exceed $2 million, plus the aggregate cash proceeds received by the Relevant Entity since April 25, 1996 from issuances of its Common Equity or options to acquire its Common Equity to members, officers, managers, directors and employees of the Relevant Entity or any of its Subsidiaries; (iii) the Company and its Restricted Subsidiaries may refinance any Debt otherwise permitted by clause (iv) of the second paragraph of Section 1008; and (iv) the Company and its Restricted Subsidiaries may retire or repurchase any Capital Stock or Subordinated Debt of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Capital Stock (other than Disqualified Stock) of the Company. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company financial statements affecting Consolidated Net Income for any period.

                  In determining the aggregate amount expended or available for Restricted Payments in accordance with clause (3) of the first paragraph above, (1) no amounts expended under clauses (iii) or (iv) of the immediately preceding paragraph shall be included, (2) 100% of the amounts expended under clauses (i) and (ii) of the immediately preceding paragraph shall be included, and (3) no amount shall be credited in respect of issuances of Capital Stock in transactions under clause (iv) of the immediately preceding paragraph."

         SECTION 1.8 Amendment of Section 1010.

         Section 1010 of the Indenture is hereby amended by deleting such section and inserting the following in lieu thereof:

                  "Section 1010. Transactions With Affiliates And Related
                                    Persons.

                  The Company may not, and may not permit any Restricted Subsidiary of the Company to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company), including any Investment, but excluding transactions pursuant to employee compensation arrangements approved by the Board of Directors, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of such Company or such Restricted Subsidiary. For any transaction that involves in excess of $1 million but less than or equal to $15 million, the Chief Executive Officer of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by an Officer's Certificate filed with the Trustee. For any transaction that involves in excess of $15 million, the Company shall also either (x) obtain the approval of the transaction from the Board of Directors including a majority of the disinterested members of the Board of Directors or (y) obtain an opinion from a nationally recognized investment bank or other expert with experience in appraising the terms and conditions, taken as a whole, of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms and conditions, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of the Company, which opinion shall be filed with the Trustee. This covenant shall not apply to Investments by an Affiliate or a Related Person of the Company in the Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company."

         SECTION 1.9 Amendment of Section 1011.

         Section 1011 of the Indenture is hereby amended by deleting such section and inserting the following in lieu thereof:

                  "Section 1011.  Limitation On Liens.

                  The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Securities:
         (x) equally and ratably with (or prior to) such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Company which is subordinate in right of payment to the Securities, prior to such Debt as to such property for so long as such Debt will be so secured.

                  The foregoing restrictions shall not apply to: (i) Liens of the Relevant Entity existing on the Merger Effective Date (after giving effect to the Merger) and securing Debt of the Relevant Entity outstanding on the Merger Effective Date (after giving effect to the Merger) or securing the Securities or Liens securing Debt of the Relevant Entity Incurred pursuant to any Bank Credit Agreement or Vendor Financing Facility (whether or not such Bank Credit Agreement or Vendor Financing Facility was outstanding on the Merger Effective Date (after giving effect to the Merger)); (ii) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under the Bank Credit Agreement and Vendor Financing Facility (or under refinancings or amendments of such agreements), does not exceed 1.5 times the Company's Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters preceding the Incurrence of such Lien for which consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters; (iii) Liens in favor of the Company or any Wholly-Owned Restricted Subsidiary of the Company; (iv) Liens on real or personal property of the Company or a Restricted Subsidiary of the Company acquired, constructed or constituting improvements made after the Merger Effective Date to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under this Indenture, PROVIDED, HOWEVER, that (a) the net proceeds of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Lien, (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property and (c) such Lien does not extend to or cover any property other than the property (or identifiable portions thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Debt (it being understood and agreed that all Debt owed to any single lender or group of lenders or outstanding under any single credit facility shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time); (v) Liens to secure Acquired Debt, PROVIDED, HOWEVER, that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other asset; (vi) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i), (ii), (iv) and (v) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (iv) of Section 1008; (vii) Liens securing Debt not otherwise permitted by the foregoing clauses (i) through (vi) in an amount not to exceed 5% of the Company's Consolidated Tangible Assets determined as of the most recent available quarterly or annual balance sheet; and (viii) Permitted Liens.

         SECTION 1.10 Amendment of Section 1013.

         Section 1013 of the Indenture is hereby amended by deleting such section in its entirety.

         SECTION 1.11 Amendment of Section 1015.

         Section 1015 of the Indenture is hereby amended by deleting such section and inserting the following in lieu thereof:

                  "Section 1015.  Limitation On Sale And Leaseback Transactions.

                  The Company may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless

                  (i) the Company or such Restricted Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions of Section 1011, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the Securities; or

                  (ii) the Sale and Leaseback Transaction is treated as an Asset Sale and all of the conditions of Section 1012 (including the provisions concerning the application of Net Cash Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction in the same manner as consideration in respect of an Asset Sale for purposes of such covenant."

         SECTION 1.12 Amendment of Section 1016.

         Section 1016 of the Indenture is hereby amended by deleting such section and inserting the following in lieu thereof:

                  "Section 1016. Limitation On Issuances And Sales Of Capital
                                    Stock Of Restricted Subsidiaries.

                  The Company may not, and may not permit any Restricted Subsidiary of the Company to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of the Company or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of the Company to any person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company except (i) in a transaction that complies with the provisions of Section 1012; (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares;
         (iii) in a transaction in which, or in connection with which, the Company or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction;
         (iv) constituting the issuance of Preferred Stock permitted by the provisions of Section 1018; and (v) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded."

         SECTION 1.13 Amendment of Section 1017.

         Section 1017 of the Indenture is hereby amended by deleting such section and inserting the following in lieu thereof:

                  "Section 1017. Limitation On Dividend And Other Payment
                                    Restrictions Affecting Restricted
                                    Subsidiaries.

                  The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company
         (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary of the Company or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

                  Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction: (a) pursuant to any agreement of the Relevant Entity in effect on the Merger Effective Date (after giving effect to the Merger); (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its subsidiaries; (c) pursuant to any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (i) or (ii) of the second paragraph of
         Section 1008 or clause (vi) or (ix) of Section 1018, PROVIDED that such restriction is consistent with, and not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of the Company), taken as a whole, than, comparable provisions included in similar agreements or facilities extended to comparable credits engaged in the Telecommunications Business (which shall include for purposes of this Section 1017 all business in which the

         Relevant Entity or any of its subsidiaries was engaged on the Merger Effective Date (after giving effect to the Merger); provided that, as used in this Section 1017, the determination of what constitutes a "Telecommunications Business" shall be made in good faith by the Board of directors, which determination shall be conclusive) and PROVIDED FURTHER that, in the case of any such Bank Credit Agreement or Vendor Financing Facility entered into by a Restricted Subsidiary under clause
         (ii) of Section 1008 or clause (ix) of Section 1018, such encumbrances or restrictions do not prohibit dividends, distributions, loans or advances by such Restricted Subsidiary to the Company or another Restricted Subsidiary to the extent that the failure to make such distribution, loan or advance would result in the Company defaulting in the payment of principal or interest on its indebtedness; (d) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above or (e) below, PROVIDED, HOWEVER, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of the Company), taken as a whole, than the provisions contained in the agreement the subject thereof; (e) in the case of clause (c) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Company or a Restricted Subsidiary otherwise permitted under this Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (f) in the case of clause (c) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements; (g) any restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is not consummated and that such consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into; (h) pursuant to applicable law or regulations; (i) pursuant to this Indenture and the Securities; or (j) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property."

         Section 1.14 Amendment to Section 1018.

         Section 1018 of the Indenture is hereby amended by deleting such section and inserting the following in lieu thereof:

                  "Section 1018. Limitation On Debt And Preferred Stock Of
                                    Restricted Subsidiaries.

                  The Company may not permit any Restricted Subsidiary of the Company (other than a Restricted Subsidiary that has fully and unconditionally Guaranteed the Securities on an unsubordinated basis) to Incur or suffer to exist any Debt or issue any Preferred Stock except:

                  (i) Debt or Preferred Stock of the Relevant Entity outstanding on the Merger Effective Date (after giving effect to the Merger);

                  (ii) Debt Incurred or Preferred Stock issued to and held by the Company or a Restricted Subsidiary of the Company (provided that such Debt or Preferred Stock is at all times held by the Company or a Restricted Subsidiary of the Company);

                  (iii) Debt Incurred or Preferred Stock issued by a Person prior to the time:

                  (A) such Person became a Restricted Subsidiary of the Company,

                  (B) such Person merges into or consolidates with a Restricted Subsidiary of the Company, or

                  (C) another Restricted Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary of the Company), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction;

                  (iv) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

                  (v)      Debt or Preferred Stock of a Joint Venture;

                  (vi) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (i) of Section 1008;

                  (vii)    Debt consisting of Guarantees of the Securities;

                  (viii) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to refinance, refund or redeem, any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (i), (iii) and (ix) hereof (or any extension or renewal thereof) (for purposes hereof, a "refinancing"), in an aggregate principal amount, in the case of Debt, or with an aggregate liquidation preference, in the case of Preferred Stock, not to exceed the aggregate principal amount of the Debt so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Preferred Stock so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company and the Restricted Subsidiary incurred in connection therewith and provided the Debt or Preferred Stock incurred or issued upon such refinancing by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is Incurred or issued, (x) does not provide for payments of principal or liquidation value at the stated maturity of such Debt or Preferred Stock or by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt or Preferred Stock by the Company or any Restricted Subsidiary of the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt or Preferred Stock being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary of the Company) of such Debt or Preferred Stock at the option of the holder thereof prior to the stated maturity of the Debt or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary of the Company) which is conditioned upon the change of control of the Company pursuant to provisions substantially similar to the provisions of Section 1014 or which is pursuant to provisions substantially similar to the provisions of
           Section 1012, and PROVIDED, FURTHER, that in the case of any exchange or redemption of Preferred Stock of a Restricted Subsidiary of the Company, such Preferred Stock may only be exchanged for or redeemed with Preferred Stock of such Restricted Subsidiary;

                  (ix) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, PROVIDED that the net proceeds of such Purchase Money Debt do not exceed 100% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets; and

                  (x) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

                  (xi) Debt not otherwise permitted to be incurred pursuant to clauses (i) through (x) above, which, together with any other outstanding Debt incurred pursuant to this clause (xi), has an aggregate principal amount (or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence) not in excess of $10 million at any time outstanding.

                  For purposes of determining compliance with this Section
           1018, in the event that an item of Debt meets the criteria of more than one of the types of Debt a Restricted Subsidiary of the Company is permitted to incur pursuant to the foregoing clauses (i) through
           (xi), the Company shall have the right, in its sole discretion, to classify such item of Debt and shall be only required to include the amount and type of such Debt under the clause permitting the Debt as so classified. The determination of any particular amount of Debt under such covenant shall be made without duplication for Guarantees or Liens supporting Debt otherwise included in the determination of a particular amount."

         Section 1.15 Amendment to Section 1022.

                  Section 1022 of the Indenture is hereby amended by deleting such section in its entirety.

                                   ARTICLE TWO

                                  MISCELLANEOUS

         SECTION 2.1. Effect. The provisions set forth in this Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture to the same extent as if set forth fully therein. This Supplemental Indenture shall become effective at the effective time of the Merger at which time the surviving Corporation of the Merger will execute and deliver a second supplemental indenture assuming the obligations of the Company hereunder. The effectiveness of this Supplemental Indenture is expressly conditioned on the consummation of the Merger, and shall be of no force or effect in the event that the Merger is not consummated. All references to the "Indenture" in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

         SECTION 2.2. Definition of Subsidiary. Notwithstanding any provision of this Supplemental Indenture, the Indenture is hereby further amended so that all references to "Subsidiary" in the Indenture shall be deemed to be references to "Restricted Subsidiary," except that the term "Subsidiary" as used in Section 1012 of the Indenture shall not be so amended but shall mean "Subsidiary" as defined in the Indenture.

         SECTION 2.3. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required by or deemed to be included in this Supplemental Indenture by the Trust Indenture Act (as such term is defined in the Indenture), the required or incorporated provision shall control.

         SECTION 2.4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

         SECTION 2.5. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original, but such counterparts shall together constitute but one and the same instrument.

         SECTION 2.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 2.7. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

                                       CONCENTRIC NETWORK CORPORATION
                                       By /s/ Henry R. Nothhaft
                                         --------------------------------------
                                           Name: Henry R. Nothhaft
                                           Title: Chairman, President and CEO

                                       CHASE MANHATTAN BANK AND TRUST
                                       COMPANY, NATIONAL ASSOCIATION, as
                                       Trustee

                                       By /s/ Cecil D. Bobey
                                         --------------------------------------
                                           Name: Cecil D. Bobey
                                           Title: AVP